CONFIDENTIAL



                    HEADS OF AGREEMENT


These Heads of Agreement ("these Heads") are entered into on the 5th of July 1996 between:
(1) NETHOLD CENTRAL EUROPE B.V., a company incorporated in The Netherlands, whose registered office is at Jupiterstraat 56, 2132 HD Hoofddorp, The Netherlands ("NetHold"); and
(2) HUNGARIAN BROADCASTING CORPORATION US, INC., a company incorporated in the United States of America with a principal place of business at 445 Park Avenue, New York, NY 10022, USA (referred to herein as "HBC").
WHEREAS:
(A) NetHold or its affiliated companies have leased transponder capacity on various satellites for transmission of television programme signals in Europe, including a package of television and audio services in digital format referred to herein as the "NetHold Package," in respect of which one of NetHold's affiliated MultiChoice companies will provide the relevant subscriber management services and other affiliated and third party companies the relevant technical expertise;
(B) HBC currently operates a channel in the Hungarian language currently known as "A3" more fully described in Schedule A attached hereto and by this reference incorporated herein (the "Channel");
(C) HBC desires that NetHold distributes the Channel in digital format with a view to: (i) cable operators in the Territory being able to access the digital signals of the Channel and cablecast the same on their cable systems in analogue or digital format; and (ii) NetHold including the Channel in the NetHold Package for distribution throughout the Territory.
NOW THEREFORE THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:
1.   TERM
1.1 These Heads and the Definitive Agreement referred in Paragraph 14 below shall be deemed to take effect on the date of execution hereof and shall continue thereafter for a period of 5 (five) years from the Start Date (the "Initial Term").
1.2 The Initial Term shall automatically be extended for additional periods of 1 (one) year each unless either party shall have given written notice to the other party terminating this Agreement at least 6 (six) months' prior to the expiration of the Initial Term or any anniversary thereof. The Initial Term and any extension thereof pursuant hereto shall be referred to herein as the "Term."
1.3 The Start Date shall be the operation service date of Eutelsat Hot Bird 2 ("Hot Bird"), being the date upon which NetHold shall commence distribution of the Channel pursuant hereto. NetHold agrees to provide HBC with as much notice as is reasonably practical of the Start Date.
2.   TERRITORY
2.1 For the purposes hereof, the territory shall consist of Hungary and any other territories within the footprint of the Hot Bird transponder on which the Channel is distributed pursuant hereto to which NetHold distributes the NetHold Package, in respect of which HBC has cleared all necessary rights and which are notified in writing by HBC to NetHold during the Term hereof (the "Territory").
3.   DIGITIZATION OF THE CHANNEL
3.1 HBC agrees, at its cost, to deliver the signals of the Channel to the multiplex and uplinking facilities (the "Facilities") specified in the technical specification to be agreed between the parties as soon as practicable after the signing of this Agreement (the "Technical Specification") in accordance with technical specifications and quality standards set out in the Technical Specification.
3.2 NetHold agrees that, upon receipt of the signals of the Channel at the Facilities NetHold shall procure:
     3.2.1 that the signals of the Channel are digitally compressed, multiplexed and encrypted; and
     3.2.2 uplinked to the relevant Hot Bird transponder specified in the Technical Specification (the "Satellite") for transmission and reception throughout the Territory.
3.3  NetHold agrees that all times throughout the Term:
     3.3.1 it shall obtain and maintain (either directly or indirectly) such transponder capacity, digital compression equipment, transmission and uplinking facilities and equipment and encryption hardware and software as may be required to fulfil its obligations set out in Paragraph 3.2 above;
     3.3.2 It shall ensure that the Channel is of a good broadcast quality as set out in the Technical Specification and shall at all times distribute the same in accordance with the Technical Specification.
3.4 HBC acknowledges and agrees that the first 3 (three) months of the Term from the Start Date shall be viewed as a trial period (the "Trial Period") during which NetHold may make interruptions to the digital transmissions of the Channel for reasons related to evaluation, testing, adjustment or failure of technical facilities and equipment used in receiving and distributing the signals of the Channel ("Essential Interruptions"). HBC agrees that it shall not have any claim or other legal remedy against NetHold in respect of any damages or loss arising from interruptions of the transmissions of the Channel during such trial period. For the avoidance of doubt, no fees shall be payable by either party in respect of the Trial Period.
4.   DISTRIBUTION RIGHTS GRANTED TO NETHOLD
4.1 Subject to the cable distribution rights set out in Paragraphs 5.1 and 5.2 below, HBC hereby grants to NetHold the exclusive right to distribute the Channel as part of a multi-channel service to viewers via direct to home ("DTH") means, SMATV systems and cable systems throughout the Territory in digital format.
4.2 NetHold shall have the right to package the Channel, as it sees fit, provided that it shall not distribute the Channel as part of a tier of programming of the NetHold Package in respect of which no subscription fee is charged to Subscribers.
5.   CABLE DISTRIBUTION IN THE TERRITORY
5.1 NetHold agrees that HBC may authorize cable operators in the Territory ("Operators");
     5.1.1 to receive the signals of the Channel as distributed by NetHold in digital format pursuant hereto; and
     5.1.2 de-compress, de-digitize and decrypt the signals of the Channel and reconvert the same into analogue format prior to distributing the same via their systems in analogue format.
5.2 NetHold agrees that HBC may authorize Operators not less than 25% (twenty-five percent) of the issued shares of which are owned either by Mr. Peter E. Klenner of Szamado U.19, H-1118, Budapest, Hungary, a company controlled by Mr. Peter E. Klenner or the Hungarian Telephone and Cable Corporation, Inc. having a place of business at Szamado U.19, H-1118, Budapest,
     Hungary:
     5.2.1 to receive the signals of the Channel as distributed by NetHold in digital format pursuant hereto; and
     5.2.2 distribute the same via their systems to their subscribers in digital format.
     For the purposes of this clause 5.2, control shall mean the right to exercise, whether directly or indirectly, more than 50% of the voting rights attributable to the shares of a company and the ability to direct or cause the direction of the management, actions or policies of that company.
5.3 HBC acknowledges that, save where HBC enters into a cable representation agreement with NetHold in respect thereof (the terms of which would be the subject of a separate agreement between the parties), HBC shall be responsible for entering into agreements directly with Operators regarding the carriage of the Channel on cable systems in the Territory under Paragraph 5.1 or 5.2.
5.4 HBC agrees to provide NetHold with as much notice as is reasonable practical of the cable systems in the Territory in which it requires distribution of the Channel. NetHold agrees to help facilitate the acquisition by HBC of the professional decoders ("ProfDecs") required by Operators in order to access the signals of the Channel pursuant to Paragraph 5.1 above; provided that HBC acknowledges and agrees that HBC shall be solely responsible for entering into agreements directly for the acquisition of the ProfDecs and for any and all cost associated therewith and that NetHold's role in this regard shall be solely as facilitator.
5.5 The foregoing notwithstanding, NetHold agrees to provide smart cards to Operators and to carry out authorization and enablement of the Channel vis such smart cards in accordance with HBC's instructions, at a cost of US $100 per enabled smart card per year.
6.   CONSIDERATION
6.1 HBC agrees that in consideration of NetHold providing carriage for the Channel as outlined herein, HBC shall be liable to pay fees to NetHold in the amount of US $700,000 (Seven Hundred Thousand US Dollars) per annum; provided that the parties agree that such consideration shall be payable as follows:
     6.1.1 HBC shall pay to NetHold US$400,000 (Four Hundred Thousand US Dollars) per annum in cash throughout the Term (the "Annual Fee"), such Annual Fee being payable in equal installments, quarterly, in advance (payment in respect of each quarter being due and payable on the last day of the preceding quarter), throughout the Terms. For the avoidance of doubt, the first payment in respect of the Annual Fee shall be made on the last day of the Trial Period and only US$300,000 (Three Hundred Thousand US Dollars) shall be payable in respect of the first year of the Term; PLUS
     6.1.2 HBC shall provide to NetHold free of charge, advertising time to a value of US$300,000 (Three Hundred Thousand US Dollars)(the "Free Spots") for the promotion of NetHold, its affiliates and the NetHold Package. The Free Spots shall be transmitted by HBC at times selected by NetHold's appointed media buying agency. The value of the Free Spots shall be calculated at the lesser of HBC's ratecard for advertising on the Channel and the average market rate, in each case less a discount of 40% (forty percent). The average market rate shall be determined by a third party, the identity of which is to be mutually agreed between the parties. Failing such agreement, the average market rate shall be determined by NetHold's auditors. HBC agrees to insert such advertising into the Channel at no cost to NetHold prior to transmission of the Channel. Material transmitted in the free spots shall be produced by or on behalf of NetHold and delivered in the format generally required by HBC from its advertisers and, for the avoidance of doubt, the costs of production of such material shall, as between NetHold and HBC, be borne by NetHold.
6.2 The parties hereto agree that the Annual Fee and the DTH Subscriber Fees shall be increased each year by a percentage equivalent to the percentage increase in the Dutch CPI during the previous twelve month period.
6.3 HBC shall, as a condition precedent to the performance by NetHold of its obligations hereunder, prior to the Start Date and in any event no later than 1 September 1996, provide NetHold with a deposit in the sum of US$100,000 (One Hundred Thousand US Dollars) as security for the due and proper performance by HBC of its obligations hereunder (the "Deposit"). Following termination of this Agreement NetHold will return the Deposit to HBC less any sums retained to meet any liability of HBC under this Agreement. HBC shall not deduct the amount of the Deposit from the Annual Fee payable by it.
7.   DTH SUBSCRIBER FEES, REPORTING AND PAYMENT
7.1 NetHold shall contribute towards the payment of properly incurred television programming and music rights clearance fees for DTH distribution of the Channel in the Territory by paying the Channel Supplier US$0.083 (Eight Point Three US cents) in respect of each Subscriber to the Channel receiving the Channel by way of DTH in the Territory (each a "DTH Subscriber") up to a maximum of US$8,300 (Eight Thousand Three Hundred US Dollars) per month (the "DTH Subscriber Fees"). Payments of the DTH Subscriber Fees shall be made monthly in arrears and shall commence in respect of the month starting after the end of the Trial Period.
7.2 The foregoing notwithstanding, The Channel Supplier agrees that in the event that NetHold offers incentives to potential DTH Subscribers in the form of free viewing periods, NetHold shall not be obliged to pay any DTH Subscribers Fees to the Channel Supplier in respect of potential new DTH Subscribers during such free viewing periods.
7.3 Within 30 (thirty) days after the end of each month and with effect from the Start Date, NetHold shall deliver to The Channel Supplier a statement relating to the preceding month recording the total numbers of Subscribers to the Channel (breaking down the numbers by country and type) respectively on the first and last days of such month and the average number of DTH Subscribers to the Channel in the relevant month calculated by adding the number of DTH Subscribers on the first and last days of the relevant month and dividing that figure by two. Following receipt of the statement, and subject to the periods during which no DTH Subscriber Fees shall be payable by NetHold to The Channel Supplier pursuant hereto, The Channel Supplier shall invoice NetHold in respect of the average number of DTH Subscribers to the Channel during the relevant month and NetHold shall pay such invoice in full no later than 60 (sixty) days after the date of receipt thereof.
8.   MARKETING AND PROMOTION
8.1 NetHold agrees to use all reasonable endeavors to market and promote the Channel as part of the NetHold Package to potential subscribers and subscribers in the Territory, the nature of such activities being in the absolute discretion of NetHold.
8.2 HBC agrees to provide to NetHold, at HBC's cost, monthly listings of the programme schedules for the Channel, in as final a form as possible, at least 45 (forty-five) days before the start of the calendar month in which such programmes are to be transmitted. Such listings shall be in such format(s) (including electronic format) as NetHold may reasonably require. HBC shall provide NetHold promptly with any updates thereto in the requested format.
8.3 HBC further agrees to use its reasonable endeavors to provide to NetHold, at HBC's cost, and on a timely basis, such other information and materials relating to the Channel as, and in such format as, NetHold may reasonably request for inclusion in NetHold's marketing and promotional materials, including, without limitation, still pictures and programme synopses. NetHold may use the listings and any other information or materials provided pursuant hereto in any printed, electronic or other media created by or on behalf of NetHold in order to market and promote the NetHold Package and shall have editorial freedom to adapt such materials as it deems appropriate, provided that NetHold agrees to comply with reasonable guidelines supplied by HBC in respect thereof and any such adaptation shall not misrepresent the contents of the same or have an adverse affect on HBC.
8.4 HBC further agrees that, on request, it shall provide reasonable amounts of video promotional material for insertion in any promotional channel produced by NetHold in respect of the NetHold Package (the "Promotional Channel"). If NetHold identifies excerpts from the Channel which it wishes to include in the Promotional Channel, it shall notify HBC thereof who shall notify NetHold within 10 (ten) days of whether NetHold may record such excerpts from the Channel for inclusion in the Promotional Channel and of any relevant restrictions applicable thereto.
9.   IRDs AND VIEWING CARDS
9.1 HBC acknowledges that NetHold will not itself manufacture digital decoders in the Territory but will use reasonable efforts to procure that manufacturers and distributors are granted such licenses and/or authorizations as may be necessary for the manufacture of such decoders and for their distribution in the Territory.
9.2 NetHold agrees that throughout the Term it shall obtain and distribute Viewing Cards to viewers who have acquired a digital decoder for the purpose of viewing the NetHold Package and from time to time replace the same as it may deem appropriate.
10.  PROGRAMME CLEARANCES AND CONTENT
10.1 HBC acknowledges and agrees that it is solely responsible for the content of the Channel and shall ensure compliance with any laws, rules, regulatory codes, orders and directions applicable from time to time to the transmission, reception and/or content of and/or advertising contained in the Channel. For the avoidance of doubt, both parties acknowledge and agree that HBC shall not be responsible for any licenses, consents or permissions required in respect of the uplinking or downlinking of the signals of the Channel in accordance with this Agreement.
10.2 HBC warrants that it shall clear all necessary television programming and music rights (including, but not limited to, music performing rights) in respect of the Channel at its cost throughout the Terms and in particular, but without limitation, warrants that neither the Channel nor any materials of any nature provided to NetHold by HBC nor any part thereof or material therein (other than any material inserted in the Channel by NetHold as expressly permitted herein) will infringe the copyright, performing right, right of privacy, trade mark, moral right or other proprietary right or interest of any third party or will constitute a misuse of any confidential information of a third party.
10.3 Without limitation to the generality of Clause 10.2, HBC warrants that it shall clear all necessary television programming and music rights for DTH distribution of the Channel in the Territory prior to 28 February 1997, and shall continue to clear such rights throughout the remainder of the Term. Failing which and without prejudice to any other remedies available to it, NetHold shall be entitled at its discretion, not to distribute the channel by way of DTH or to terminate this agreement.
10.4 NetHold and HBC each agree to obtain and maintain such licenses, consents and permissions as are required from any third party and/or appropriate governmental authority and/or regulatory body or authority for such party to perform its obligations under this Agreement; including, without limitation, in the case of HBC, a broadcast license in respect of the Channel and any other permissions required by broadcasters to facilitate the broadcast of the Channel as set out herein.
10.5 NetHold agrees that it shall not during this Agreement interrupt, alter, add to, delete or edit any part of the Channel in any way, save as is envisaged in this Agreement or required by any applicable law nor record the Channel or any part thereof, except as may be required by law or otherwise to comply with the terms of any license, consent or permission.
10.6 NetHold acknowledges and agrees that it shall be responsible for the encryption of the signals of the Channel before their distribution as permitted herein. NetHold is not aware of any significant breach of the security of the encryption technology to be used to encrypt the Channel as at the date hereof and shall employ all reasonable security systems and procedures to prevent any loss, theft, piracy, unauthorized use, reception or copying of the Channel or any part thereof and shall immediately notify HBC if it knows that such event has occurred.
10.7 Each party agrees to indemnify the other party and hold it harmless against any damages (including reasonable legal costs) which may be awarded or agreed to be paid to any third party in respect of any claim or action arising out of any actual or alleged breach of any undertaking, warranty or obligation on the part of such party contained in the Paragraph 10.
11.  TERMINATION
11.1 Either party may terminate this Agreement at any time by giving notice in writing to the other party where:
     11.1.1 The other party has committed a material breach of any of its obligations under the Agreement which is incapable of remedy; or
     11.1.2 the other party has committed a material breach of any of its obligations under the Agreement (including the persistent breach of any provision hereof) which is capable of remedy and which the other party has not remedied within 30 (thirty) days of receipt of written notice to do so; or
     11.1.3 an order is made for the other party's winding up, dissolution or reorganization (otherwise than while solvent and for the purpose of bona fide reconstruction or amalgamation) or the other party becomes bankrupt or insolvent or files any application, petition or action for relief under any bankruptcy, insolvency or moratorium law, or the other party admits in writing its inability to pay its debts or is unable to pay its debts as they fall due, or the other party suffers any event of insolvency or bankruptcy or any event analogous thereto under the terms of the law applicable the jurisdiction of its domicile, or an application is made for an administration (or similar) order to be made in respect of the other part; or suspends or threatens to suspend its operations.
11.2 Within 20 (twenty) days of the termination of this Agreement (howsoever occasioned), each party shall, at the direction of the other party either destroy or return to the other party all materials furnished to it under this Agreement and in its possession or under its control and shall certify in writing to the other party that the other party's direction has been complied with. The above obligations shall not apply to any material which either party is able to demonstrate to the reasonable satisfaction of the other is required to be retained for the purposes of compliance with applicable law provided that such material is returned or destroyed as soon as is permissible under the relevant legal provision.
11.3 Termination of this Agreement by either party for whatever reason shall not prejudice or affect the rights or remedies of such party against the other party in respect of any antecedent breach of this Agreement.
12.  GENERAL
12.1 These Heads (and the Definitive Agreement) shall be governed by and construed in accordance with the laws of England.
12.2 Notices shall be in writing and shall be sent to the address of the relevant party as set out hereinabove marked for the attention of the Chief Executive Officer or to such other address as may be designated by notice given in the manner provided herein. Notices given by telefax shall be confirmed by mail.
12.3 Nothing in these Heads shall be deemed to create any joint venture or partnership between HBC and NetHold and neither party shall hold itself out in its advertising or otherwise in any manner which would indicate or imply any such relationship with the other.
12.4 NetHold shall be entitled to assign any of its rights and/or obligations hereunder to its parent, subsidiary or affiliated companies upon notifying HBC thereof in writing, provided that in the event of any such assignment NetHold shall remain jointly and severally liable with the assignee for the performance of this Agreement by the assignee. Otherwise neither party shall be entitled to assign, sub-license, transfer or otherwise dispose of any of its rights or sub-contract, transfer or otherwise dispose of any of its rights or obligations, hereunder without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).
12.5 A waiver (whether express or implied) by one of the parties of any of the provisions set out herein or of any breach of or default by the other party in performing any of those provisions shall not constitute a continuing waiver and that waiver shall not prevent the waving party from subsequently enforcing any of the provisions hereof not waived or from acting on any subsequent breach of or default by the other party under any of the provisions of this agreement.
12.6 Neither party shall be liable to the other for any delay or non-performance of its obligations hereunder arising from any cause beyond its reasonable control, including, without limitation, an act of God, satellite failure or governmental regulation or directives ("event of force majeure"). The party so delaying or failing to perform shall use all reasonable efforts to resume performance of its obligations as soon as practical provided that if performance is not resumed within sixty (60) days either party shall be entitled to terminate these Heads or the Definitive Agreement forthwith upon notice in writing to the other.
12.7 Neither party shall be liable to the other for any indirect losses, including loss of profits and consequential damages, arising from any breach of these Heads (or the Definitive Agreement).
12.8 Each party hereby undertakes to treat the terms of these Heads (and the Definitive Agreement) as confidential together with all information whether of a technical nature or otherwise relating in any manner to the business or affairs of the other party as may be communicated to it hereunder or otherwise and will not disclose such information to any person (other than to its parent, subsidiary or affiliated companies, auditors or other professional advisers) and will not use such information other than for the purposes hereof. Any public announcement of the consummation of this deal shall be made jointly by the parties hereto.
12.9 Any amendments or variations to the terms of this Agreement shall be in writing and signed by the duly authorized representatives of both parties.
13.  FUTURE CHANNELS
13.1 The parties hereto agree that in the event that HBC develops new channels during the Terms hereof, similar in quality to the Channel (the "New Channels"), the parties shall enter into good faith negotiations regarding the carriage of such New Channels as part of the NetHold Package on terms and conditions to be agreed between the parties, it being acknowledged that the timing of the carriage of any such new channels will be dependent, inter alia, on the availability of transponder capacity leased by NetHold.
14.  DEFINITIVE AGREEMENT
15. These Heads, upon the signing hereof by NetHold and HBC, shall create legally binding obligations pending the finalization of a Definitive Agreement into which the terms of these Heads shall be included and which the parties shall negotiate in good faith with a view to concluding the same by not later than 31 August 1996 ("Completion Date"). The parties hereto shall, until the Definitive Agreement is concluded, remain bound by these Heads and whether or not the Definitive Agreement has been concluded by the Completion Date.
IN WITNESS WHEREOF these Heads of Agreement have been executed on the day and year first above written.
SIGNED BY                               SIGNED BY
/s/                                /s/
for and on behalf of                              for and on
behalf of
NETHOLD CENTRAL EUROPE B.V.             HUNGARIAN
BROADCASTING                            CORPORATION US, INC.
Signed                                  Peter E. Klenner

                        SCHEDULE A
               (Description of the Channel)

Description of Channel:
Transmission Hours:
Components of Channel: